Exhibit 99

Ryan Misasi Joins F&M Bank as
Executive Vice President, Retail Banking.

Kent A. Steinwert, Chairman, President and Chief Executive Officer of Farmers & Merchants Bank of Central California, recently announced the appointment of Ryan Misasi as Executive Vice President, Retail Banking.

Ryan Misasi brings with him over 20 years of experience in the financial services industry, most recently with Patelco Credit Union where he served as Executive Vice President, Chief Retail Officer. Misasi was responsible for Patelco's multiple retail delivery channels including 41 retail branch locations, call centers, marketing, operations support, corporate real estate, and business development. Previous experience includes strategic management positions with Wachovia Bank and World Savings Bank. Importantly, he understands the value of community banking.

“As F&M Bank’s Retail Banking Leader, Misasi will oversee and develop the Bank’s consumer banking strategy with a focus on enhancing the customer experience through innovative products, services, and technology. He is an experienced banking executive whose rich background and positive outlook will support our commitment to deliver a highly personalized and differentiated customer experience. His strong leadership skills will heighten enthusiasm and inspire the F&M team,” stated Kent Steinwert.

“I am excited to have Ryan join F&M Bank in this important leadership position. He has earned a solid reputation with the regulators and is well versed in bank management. Ryan is an outstanding addition to the F&M Bank Executive Management Team,” Steinwert continued.

Ryan Misasi said, “I am honored to join F&M Bank, a true locally owned and operated community bank. F&M has an extraordinary record of delivering positive financial results and making substantial contributions to the communities it has served for almost one hundred years.”

Farmers & Merchants Bank of Central California, also known as F&M Bank, was founded in 1916. F&M Bank is a locally owned and operated community bank which proudly serves California through 24 convenient locations from Sacramento to Merced, and Irvine. F&M Bank offers a full complement of loan, deposit, equipment leasing, and treasury management services to both businesses and consumers, and has received BauerFinancial’s coveted “Five-Star, Superior Bank” award, for safety and security for over 20 consecutive years. For more information about F&M Bank visit www.fmbonline.com.